Exhibit 99.1

For:            Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

RECORD FISCAL 2019 SECOND QUARTER RESULTS

Second Quarter Highlights Include:

•	Net Income Equaled $16.3 Million; Adjusted Net Income(1) Rose 15 Percent to $16.2 Million

•	Diluted EPS Totaled 93 Cents; Adjusted Diluted EPS(1) Totaled 92 Cents

•	Gross Profit Increased 15 Percent to $36.8 Million from $32.0 Million

•	Revenues Grew 8 Percent to $286.2 Million from $264.4 Million

•	All-time Record Quarter for Net Income and Diluted EPS

Year-to-Date Highlights Include:

•	Net Income Totaled $20.8 Million; Adjusted Net Income(1) Rose 23 Percent to $29.1 Million

•	Gross Profit Increased 16 Percent to $67.7 Million from $58.3 Million

•	Revenues Grew 6 Percent to $544.3 Million from $512.3 Million

Looking Forward for Fiscal Year 2019:

•	CEO Cole Re-Affirms Full-Year Forecast for Record Revenue and Double-Digit Increase in Adjusted Diluted EPS

SANTA PAULA, Calif. (June 6, 2019)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported an all-time record quarter, in which fiscal 2019 second quarter net income rose 16 percent on an eight percent increase in revenues from the corresponding period last year on a strong performance in the company’s core fresh-avocado business. The global avocado-industry leader and expanding provider of value-added fresh food also said it posted higher revenues, gross profit, operating income and adjusted net income in the initial six months of the year.

For the three months ended April 30, 2019, Calavo reported net income of $16.3 million, equal to $0.93 per diluted share. Excluding certain items impacting comparability, the company reported adjusted net income(1) of $16.2 million, equal to $0.92 per adjusted diluted share, which compares with $14.1 million, or $0.80 per adjusted diluted share, in the corresponding quarter last year.

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(1)

Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non-GAAP measures that exclude items affecting comparability. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/2-2-2

Revenues in the second quarter advanced eight percent to $286.2 million from $264.4 million in the same period a year ago. Gross profit rose by 15 percent to $36.8 million, equal to 12.9 percent of revenues, from $32.0 million, or 12.1 percent of revenues, in the year-ago second quarter. Calavo’s operating income climbed by 21 percent t0 $23.1 million from $19.1 million last year.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo delivered all-time record operating performance in the second quarter, with higher total revenues pacing our double-digit percentage increases in gross profit, operating income, net income and diluted earnings per share.

“The leading contributor to these results was our Fresh segment, especially our core avocado business, which registered yet another outstanding performance. Avocado unit volume and gross profit increased significantly year over year—indicative of consumer demand that continues to track strongly. I previously expressed optimism and confidence about the prospects for our Fresh segment for this year and for the longer term, due to the world-class global avocado operation we have built. The second quarter performance is gratifying validation that our initiatives to develop dynamic sourcing, production and sales management have enabled this business to prosper and generate sustained, strong results.”

Cole continued: “The company’s Renaissance Food Group (RFG) business segment posted a nine percent increase in sales over the second quarter last year in spite of several headwinds. As expected, challenges related to raw-material quality, price and availability that emerged late in the first quarter continued to impact both sales and profitability during the most-recent period. Additionally, RFG encountered unexpected challenges during the second quarter at one of its co-packers related primarily to a food-safety issue.

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Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/3-3-3

“The Calavo Foods segment delivered a solid contribution to total company revenue and gross profit. Our guacamole business remains a complementary, strategic fit with our Fresh segment and extends our presence in the retail-grocery and foodservice categories.”

Net income for the first half ended April 30, 2019 totaled $20.8 million, equal to $1.18 per diluted share, which compares with $21.3 million, or $1.21 per diluted share in last year’s initial six months. Excluding certain items impacting comparability explained below, the company reported that first half adjusted net income(1) totaled $29.1 million, equal to $1.66 per adjusted diluted share, which compares with $23.6 million, or $1.35 per adjusted diluted share, in the corresponding period last year.

First-half revenues totaled $544.3 million, an increase of six percent from $512.3 million in the initial six months of fiscal 2018. Gross profit rose by 16 percent to $67.7 million, or 12.4 percent of revenues, from $58.3 million, or 11.4 percent of revenues, in the like period last year. Operating income climbed by 33 percent to $39.7 million from $29.9 million in the first half of fiscal 2018. Operating income for the current quarter also includes a gain on the sale and partial leaseback of the company’s Temecula, Calif. packinghouse of approximately $1.9 million. (Net cash proceeds to Calavo from this transaction were approximately $6.7 million).

Second quarter sales in Calavo’s Fresh segment rose nearly 10 percent to $150.9 million from $137.9 million in the corresponding fiscal 2018 quarter. Year-over-year top-line growth in the Fresh segment is principally attributable to higher avocado and tomato unit sales. Fresh segment gross profit advanced by $12.6 million or over 80 percent in the most-recent quarter to $27.8 million, equal to 18.4 percent of segment sales, from $15.1 million, or 11.0 percent of segment sales, in the second period last year. As CEO Cole noted in his comments above, gross profit and margin expansion principally reflects strong avocado sourcing, sales and production management. Total Fresh segment (avocados, tomatoes and papayas) unit volume increased by nearly one million, or more than 19 percent, to 5.7 million units in the most-recent quarter from 4.7 million in last year’s second quarter.

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Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/4-4-4

Sales in the RFG segment rose approximately nine percent to $114.0 million from $104.6 million in the year ago second quarter. The increase in segment sales is attributable to expanded customer relationships, most prominently in some of RFG’s newer manufacturing geographies. Sales growth also benefited from a partial quarter of sales out of RFG’s newest Atlanta, Ga., manufacturing location, which began operation in April 2019. Gross profit for the RFG segment equaled $2.8 million, or 2.4 percent of segment sales. This compares to gross profit of $9.3 million, or 8.9 percent of segment sales, in the fiscal 2018 second quarter. As previously reported, gross profit and margin were impacted by industry-wide raw-ingredient challenges, as well as specific issues related to one of RFG’s co-packing partners.

In the Calavo Foods segment, sales totaled $21.3 million in the most recent quarter, down slightly from $21.9 million in the year-earlier quarter. Gross profit equaled $6.3 million, equal to 29.7 percent of segment sales, compared to $7.6 million or 34.5 percent of segment sales in the same quarter in fiscal 2018.

Total selling, general and administrative (SG&A) expense in the most recent quarter equaled $15.7 million, or 5.5 percent of total company revenues, which compares with $12.9 million, or 4.9 percent of total revenues, in the second period last year. Higher SG&A is primarily related to a $1.8 million increase in the accrual for the company’s performance-based management incentive plan. Additionally, SG&A expense in the quarter includes approximately $0.4 million of transaction expenses related to the sale and partial leaseback of the company’s Temecula packinghouse which was finalized in April.

The current quarter’s results include a non-cash, unrealized gain of approximately $1.4 million on the company’s ownership interest in Limoneira Company. (Owing to a recent generally accepted accounting principle—or “GAAP”—rule change, unrealized “paper” gains and losses on investments are now included in the company’s income statement.) The company’s loss from unconsolidated subsidiaries

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Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/5-5-5

increased from $0.3 million last year to $3.1 million in the most-recent period. This principally reflects a non-cash loss of $2.7 million in the most-recent period attributable to Calavo’s ownership interest in FreshRealm, LLC. The loss from unconsolidated subsidiaries in the second quarter narrowed significantly on a sequential basis from the first quarter, reflecting reduced losses in the most-recent period at FreshRealm.

Outlook

Looking ahead to the second half of fiscal 2019, CEO Cole stated: “We turn the corner into the third quarter in a very strong position. I am confident about our prospects for the balance of this year and beyond, and believe we remain squarely on track to post record revenues and a double-digit increase in adjusted diluted earnings per share.

“The Fresh segment has been a stellar performer in the most recent quarters, pacing Calavo’s overall results. I am enthusiastic about its prospects; the building blocks for growth are in place, and the segment continues to execute extremely well. With our breadth and depth of sourcing, sales and production capabilities, coupled with our financial resources and human capital, we are well positioned to capitalize on industry expansion that shows no signs of abating. We believe that avocado unit growth for the full fiscal year 2019 should match or exceed the performance in the first half. Given this growth, and our operational expertise navigating the market, we now anticipate a gross profit increase of approximately 50 percent for the full year in our Fresh segment.

Cole continued: “Turning to RFG, we remain encouraged by the solid gains in sales, with the top line up approximately 10 percent in the first half. This growth comes in spite of the industry-wide raw material challenges, as well as the aforementioned issues experienced at one of our co-pack partners. The lingering effects from our co-pack partner will result in slower top-line growth, with RFG achieving a high-single-digit sales increase for the full year. Still, we have begun to see many promising indicators and trends in the business over the recent months, including an improvement in both raw material availability and quality, as well as manufacturing efficiencies within our facilities. These positive trends give us confidence that performance will improve in the second half of this year.

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Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/6-6-6

“Calavo Foods remains a highly complementary component of the company’s strategic business plan. For the full year, we are now anticipating sales growth in the mid-single digits with a gross profit percentage that is slightly lower than what we have achieved year-to-date, largely attributable to the recent sharp increase in avocado prices of the grade and quality used by our Foods segment.

“FreshRealm, the unconsolidated subsidiary in which Calavo holds a significant ownership stake, continues to make encouraging strides in its operations. The business continues the transition process of its primary customers, such as adding the new large multi-national, multi-channel retailer announced last quarter. Notable, as well, is FreshRealm’s progress implementing cost reductions, which are underway and evident in its second quarter results.

“Our solid performance in the first half makes me optimistic about Calavo’s prospects for 2019 and beyond. I anticipate that we will make gains across our various businesses – anchored by continued strong performance in the fresh avocado category – and I look forward to reporting our continued progress as we move ahead,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes

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Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/7-7-7

guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo’s businesses; the development and transition

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Calavo Growers, Inc. Reports Fiscal 2019 Second Quarter Results/8-8-8

of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	April 30, 2019	October 31, 2018
Assets
Current assets:
Cash and cash equivalents	$7,361	$1,520
Accounts receivable, net of allowances of $4,694 (2019) and $3,227 (2018)	83,392	66,143
Inventories, net	49,616	35,044
Prepaid expenses and other current assets	7,878	16,727
Advances to suppliers	4,136	5,555
Income taxes receivable	—	3,521

Total current assets	152,383	128,510
Property, plant, and equipment, net	125,696	122,143
Investment in Limoneira Company	38,310	42,609
Investment in unconsolidated entities	15,370	24,805
Deferred income taxes	4,377	4,377
Goodwill	18,262	18,262
Loans to FreshRealm	24,680	—
Other assets	30,126	27,030

	$409,204	$367,736

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$25,632	$14,001
Trade accounts payable	13,903	13,735
Accrued expenses	43,178	38,521
Income tax payable	421	—
Short-term borrowings	26,500	15,000
Dividend payable	—	17,568
Current portion of long-term obligations	221	118

Total current liabilities	109,855	98,943
Long-term liabilities:
Long-term obligations, less current portion	3,434	314
Deferred rent	3,224	2,678
Other long-term liabilities	5,063	842

Total long-term liabilities	11,721	3,834
Commitments and contingencies
Total shareholders’ equity	287,628	264,959

	$409,204	$367,736

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2019	2018	2019	2018
Net sales	$286,236	$264,405	$544,268	$512,333
Cost of sales	249,399	232,436	476,594	454,054

Gross profit	36,837	31,969	67,674	58,279
Selling, general and administrative	15,657	12,875	29,933	28,392
Gain on sale of Temecula packinghouse	1,927	—	1,927	—

Operating income	23,107	19,094	39,668	29,887
Interest expense	(365)	(288)	(619)	(519)
Other income, net	886	299	1,396	425
Unrealized and realized net gain (loss) on Limoneira shares	1,359	—	(3,146)	—

Income before provision for income taxes and income from unconsolidated entities	24,987	19,105	37,299	29,793
Provision for income taxes	5,573	4,764	7,106	9,066
Income (loss) from unconsolidated entities	(3,136)	(325)	(9,434)	278

Net income	16,278	14,016	20,759	21,005
Add: Net loss attributable to noncontrolling interest	67	106	73	256

Net income attributable to Calavo Growers, Inc.	$16,345	$14,122	$20,832	$21,261

Calavo Growers, Inc.’s net income per share:
Basic	$0.93	$0.81	$1.19	$1.22

Diluted	$0.93	$0.80	$1.18	$1.21

Calavo Growers, Inc.’s shares used in per share computation:
Basic	17,530	17,481	17,514	17,472

Diluted	17,609	17,580	17,582	17,561

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
Three months ended April 30, 2019
Net sales	$150,935	$21,309	$113,992	$286,236
Cost of sales	123,169	14,989	111,241	249,399

Gross profit	$27,766	$6,320	$2,751	$36,837

Three months ended April 30, 2018
Net sales	$137,935	$21,913	$104,557	$264,405
Cost of sales	122,815	14,361	95,260	232,436

Gross profit	$15,120	$7,552	$9,297	$31,969

For the three months ended April 30, 2019 and 2018, inter-segment sales and cost of sales of $0.4 million and $0.2 million between Fresh products and RFG were eliminated. For the three months ended April 30, 2019 and 2018, inter-segment sales and cost of sales of $0.7 million and $0.8 million between Calavo Foods and RFG were eliminated. For the three months ended April 30, 2019 and 2018, inter-segment sales and cost of sales of $0.1 million between Fresh products and Calavo Foods were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Six months ended April 30, 2019
Net sales	$267,789	$43,423	$233,056	$544,268
Cost of sales	219,233	30,671	226,690	476,594

Gross profit	$48,556	$12,752	$6,366	$67,674

Six months ended April 30, 2018
Net sales	$260,720	$40,950	$210,663	$512,333
Cost of sales	231,343	27,423	195,288	454,054

Gross profit	$29,377	$13,527	$15,375	$58,279

For the six months ended April 30, 2019 and 2018, inter-segment sales and cost of sales of $0.9 million and $0.6 million between Fresh products and RFG were eliminated. For the six months ended April 30, 2019 and 2018, inter-segment sales and cost of sales of $1.7 million and $1.6 million between Calavo Foods and RFG were eliminated. For the six months ended April 30, 2019 and 2018, inter-segment sales and cost of sales of $0.2 million and $0.1 million between Fresh products and Calavo Foods were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2019	2018	2019	2018
Net income attributable to Calavo Growers, Inc.	$16,345	$14,122	$20,832	$21,261
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	2,728	—	9,586	—
Gain on sale-Temecula packinghouse, net sales commission (b)	(1,572)	—	(1,572)	—
One-time, non-cash tax charges from Tax Cut & Jobs Act (c)	—	—	—	1,702
Certain management transition expenses (d)	—	—	—	891
Net (gain)/loss on Limoneira shares (e)	(1,359)	—	3,146	—
Tax impact of adjustments (f)	50	—	(2,846)	(218)

Adjusted net income attributed to Calavo Growers, Inc.	$16,192	$14,122	$29,146	$23,636

Calavo Growers, Inc.’s net income per share:
Diluted EPS (GAAP)	$0.93	$0.80	$1.18	$1.21

Adjusted Diluted EPS	$0.92	$0.80	$1.66	$1.35

Number of shares used in per share computation:
Diluted	17,609	17,580	17,582	17,561

(a)

For the three months ended April 30, 2019, FreshRealm incurred losses totaling $7.5 million, of which we recorded $2.7 million of non-cash losses during our second fiscal quarter of 2019. For the six months ended April 30, 2019, FreshRealm incurred losses totaling $18.9 million, of which we recorded $9.6 million of non-cash losses during the first six months of fiscal 2019. Additional details regarding FreshRealm will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission for the three months ended April 30, 2019.

(b)

During the second quarter of fiscal 2019, we sold our Temecula, Calif., packinghouse for $7.1 million in cash ($6.7 million, net of transaction costs (primarily sales commissions) totaling $0.4 million) and, concurrently, leased back a portion of the facility representing approximately one-third of the total square footage. This generated a gain of $6.4 million. Since our leaseback of the building is classified as a capital lease and covers substantially all of the leased property, the gain recognized currently is the amount of the gain in excess of the recorded amount of the leased asset. As a result, we recognized a gain of approximately $1.9 million in the second quarter and recorded a deferred gain of $4.5 million, which will be recognized over the life of the lease (i.e. straight-line over 15 years).

(c)

First quarter of fiscal 2018 results include the company’s estimate for the effects of the Tax Cuts and Jobs Act. Calavo recorded a one-time, non-cash charge due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings.

(d)	First quarter of fiscal 2018 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.
(e)

In the first quarter of fiscal 2019, we adopted a new ASU which requires us to record changes in fair value of equity investments, including our investment in Limoneira (LMNR) common stock, in net income during the period. In the second quarter, we recorded $1.4 million in unrealized gains related to these mark-to-market adjustments, which previously would have been recorded in other comprehensive income. For the six months ended April 30, 2019, we recorded $3.2 million in unrealized losses related to these mark-to-market adjustments, which previously would have been recorded in other comprehensive income. Additionally, we sold 51,271 shares of Limoneira stock during the first quarter of fiscal 2019 and recorded a gain of $0.1 million.

(f)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted to the one-time tax charges mentioned in note (c).